EXHIBIT 99.1

NEWS
RELEASE

2004-16

FOR IMMEDIATE RELEASE
Contact: Doug Aron
(713) 688-9600 x145

FRONTIER OIL CALLS 11-¾% SENIOR NOTES

HOUSTON, TEXAS, October 19, 2004 – Frontier Oil Corporation (NYSE: FTO) has commenced the redemption of all remaining $105.6 million of its 11-3/4% Senior Notes due 2009. The Company intends to fund the redemption with existing cash. The notes will be redeemed at a price of 105.875% plus accrued interest to the redemption date of November 15, 2004.

Frontier operates a 110,000 barrel-per-day refinery located in El Dorado, Kansas, and a 46,000 barrel-per-day refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states. Information about the Company may be found on its web site www.frontieroil.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include those concerning contemplated transactions, strategic plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.